EX-35.1
(logo) CWCapital
ASSET MANAGEMENT

March 12, 2008



DEPOSITOR:                            TRUSTEE:
CWCapital Commercial Funding Corp.    Wells Fargo Bank, N.A.
One Charles River Place               9062 Old Annapolis Road
Needham, Massachusetts 02494          Columbia, MD 21045
Attn: Craig Lieberman                 Attn: Corporate Trust Services - CWCapital
                                      Commercial Funding Corp.


RE: COBALT 2007-C3, Officer's Certificate

Dear Representatives:

In accordance with the requirements detailed in Section 11.09 of the Pooling and Servicing Agreement ("Agreement") for the above-mentioned CMBS pool, CWCapital Asset Management LLC ("CWCAM"), in its capacity as Special Servicer, is providing this Officer's Certificate with respect to the following:

(A) a review of CWCAM's activities during the period 8/17/2007 - 12/31/2007 and of CWCAM's performance under this Agreement has been made under my supervision; and
(B) to the best of my knowledge, based on such review, CWCAM has fulfilled all its obligations under this Agreement in all material respects throughout the period noted above.

Should you have any questions, please do not hesitate to contact us.

Sincerely,
CWCapital Asset Management LLC

/s/ David B. Iannarone
David B. Iannarone
Managing Director



701 13th Street, NW, Suite 1000, Washington, DC 20005 www.cwcapital.com